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                                                                     Exhibit (m)

     AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN FOR SECURITY CAPITAL US REAL ESTATE SHARES AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 1, 2004

This Plan is adopted by Security Capital Real Estate Mutual Funds Incorporated (the "Company"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), to provide for payment by the Company of certain expenses in connection with the distribution of the Class S shares of Security Capital US Real Estate Shares (the "Fund"), the provision of personal services to the Fund's shareholders and/or the maintenance of their shareholder accounts. Payments under the Plan are to be made to One Group Dealer Services, Inc. ("OGDS") at such time as it replaces SC-R&M Capital Markets Incorporated. OGDS will serve as the principal underwriter for the Fund shares under the terms of the Distribution and Servicing Agreement pursuant to which OGDS will offer and sell the shares of the Fund.

Distribution Fee and Service Fee

The annual compensation payable by the Company to OGDS is an amount equal to .25 of 1% on an annual basis of the average net assets of the Fund's shares as either (1) a "distribution fee" to finance the distribution of the Fund's shares, or (2) a "service fee" to finance shareholder servicing by OGDS, affiliated companies of OGDS and financial intermediaries to encourage and foster the maintenance of shareholder accounts, or as a combination of the two fees. The amounts shall be payable to OGDS monthly or at such other intervals as the board of directors may determine to compensate OGDS for services provided hereunder. The amount of the distribution fee and service fee payable to OGDS hereunder is not related directly to expenses incurred by OGDS on behalf of the Fund and the Company is not obligated to reimburse OGDS for such expenses.

NASD Definition

For purposes of this Plan, the "distribution fee" may be considered as a sales charge that is deducted from the net assets of the Fund and does not include the service fee. The "service fee" shall be considered a payment made by the Company for personal service and/or maintenance of the Fund's shareholder accounts, as such is now defined by the NASD, provided, however, if the NASD adopts a definition of "service fee" for purposes of Rule 2830 of the NASD Conduct Rules that differs from the definition of "service fee" as presently used, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fee" as used herein shall automatically amended to conform to the NASD definition.

Quarterly Reports

OGDS shall provide to the board of directors of the Company and the board of directors shall review at least quarterly a written report of the amounts so expended of the distribution fee and/or service fee paid under this Plan and the purposes for which such expenditures were made.

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Approval of Plan

Because the Fund had no shareholders when initially adopted, the Plan became effective upon approval of the board of directors of the Company and of the directors who were not interested persons of the Company and had no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as directors or shareholders of the Company) ("independent directors") cast in person at a meeting called for the purposes of voting on such Plan.

Continuance

This Plan shall continue in effect until April 30, 2005 and thereafter from year to year only so long as such continuance is approved by the directors, including the independent directors, as specified hereinabove for the adoption of the Plan by the directors and independent directors.

Director Continuation

In considering whether to adopt, continue or implement this Plan, the directors all have a duty to request and evaluate, and OGDS shall have a duty to furnish, such information as may be reasonably necessary to an informed determination of whether this Plan should be adopted, implemented or continued.

Termination

This Plan may be terminated at any time with respect to the Fund by a vote of a majority of the independent directors of the Company or by a vote of the majority of the outstanding voting securities of the Fund without penalty. The distribution fee and service fee will be paid by the Company to OGDS unless and until this Plan is terminated or not renewed, in which event the Company shall pay OGDS for services provided on a pro-rata basis up through the date of termination. Any expenses incurred by OGDS on behalf of the Company in excess of the distribution fee and service fee payable hereunder through the date of termination are the sole responsibility and liability of OGDS, and are not obligations of the Company.

Amendments

This Plan may not be amended to increase materially the amount to be spent for distribution of shares, personal service and/or maintenance of shareholder accounts without approval of the Fund's shareholders, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove.

Directors

While this Plan is in effect, the selection and nomination of the directors who are not interested persons of the Company shall be committed to the discretion of the directors who are not interested persons of the Company.

Records

Copies of this Plan, the Distribution Agreement and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.

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